Exhibit 5.1

O’Melveny & Myers LLP	T: +1 212 326-2000
Times Square Tower	F: +1 212 326-2061
7 Times Square	omm.com
New York, NY 10036

September 19, 2023

Surf Air Mobility Inc.

12111 S. Crenshaw Blvd.

Hawthorne, CA 90250

Re: Surf Air Mobility Inc. – Registration on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Surf Air Mobility Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the registration of the proposed resale, from time to time in one or more offerings, of (i) up to 635,000 shares (the “Tuscan Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) that were issued to Tuscan Holdings Corp II in connection with the Tuscan Payment (as defined in the Prospectus); (ii) up to 1,333,333 shares (the “Convertible Note Shares”) of Common Stock to be issued in connection with the Convertible Note Purchase Agreement (as defined in the Prospectus); and (iii) up to 15,000 shares (the “Advisor Shares” and, together with the Tuscan Shares and the Convertible Note Shares, the “Resale Shares”) of Common Stock that were issued to certain advisors to satisfy the Advisor Accrual (as defined in the Prospectus), in each case, by the selling securityholders (the “Selling Securityholders”) named in the Prospectus. All of the Resale Shares are being registered on behalf of the Selling Securityholders.

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

In connection with the opinions expressed herein, we have also assumed that, at or prior to the issuance and delivery of any of the Resale Shares: (i) the Registration Statement has become effective under the Act and such effectiveness has not been terminated or rescinded, (ii) upon issuance of the Convertible Note Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Amended and Restated Certificate of Incorporation, and (iii) there has not occurred any change in law or further action by the Company’s board of directors, in any case affecting the validity of the Resale Shares. We have also assumed that the issuance and delivery of the Resale Shares will not violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Austin ● Century City ● Dallas ● Houston ● Los Angeles ● Newport Beach ● New York ● San Francisco ● Silicon Valley ● Washington, DC

Beijing ● Brussels ● Hong Kong ● London ● Seoul ● Shanghai ● Singapore ● Tokyo

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Resale Shares have been duly authorized by all necessary corporate action on the part of the Company and (1) the Tuscan Shares and the Advisor Shares are validly issued, fully paid and non-assessable and (2) the Convertible Note Shares, upon delivery of the Convertible Note Shares in accordance with the Convertible Note Purchase Agreement and the book-entry of the Convertible Note Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectuses contained therein, other than as expressly stated herein with respect to the Shares and the Resale Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to O’Melveny & Myers LLP under the heading “Legal Matters” in the Prospectuses constituting part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP